Exhibit 99.1

Celladon Announces Pricing of Public Offering of Common Stock

SAN DIEGO, CA, August 12, 2014 – Celladon Corporation (NASDAQ: CLDN), a clinical-stage biotechnology company applying its leadership position in the field of gene therapy and calcium dysregulation, today announced the pricing of an underwritten public offering of 4,000,000 shares of its common stock at $9.50 per share. The gross proceeds to Celladon from this offering, before deducting underwriting discounts and commissions and other offering expenses payable by Celladon, are expected to be approximately $38.0 million. Celladon has also granted the underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of common stock. The offering is scheduled to close on August 18, 2014, subject to customary closing conditions.

Celladon anticipates using the net proceeds from the offering to fund research and development activities related to its lead product candidate, MYDICAR, including activities related to seeking regulatory approval for MYDICAR and its companion diagnostic for the treatment of systolic heart failure and other indications, for the development of commercial manufacturing capabilities, and for working capital and general corporate purposes.

Credit Suisse and Jefferies LLC are acting as joint book-running managers for the offering and Stifel and Wedbush PacGrow Life Sciences are acting as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 12, 2014. The offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, Level 1B, New York, NY 10010, Attn: Prospectus Department, by calling toll free 1-800-221-1037, or by e-mail at newyork.prospectus@credit-suisse.com, or alternatively from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-547-6340, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to the closing of the proposed public offering and the expected proceeds from the offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Celladon’s business and finances in general, and the other risks described in Celladon’s annual report on Form 10-K for the year ended December 31, 2013, quarterly report on Form 10-Q for the quarter ended June 30, 2014 and other filings with the SEC. Celladon undertakes no obligation to update the statements contained in this press release after the date hereof.

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CONTACT:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

(858) 432-7215

fwiklund@celladon.com